EXHIBIT 99.1

Worthington Reports Second Quarter Fiscal 2023 Results

COLUMBUS, Ohio, Dec. 20, 2022 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $1.2 billion and net earnings of $16.2 million, or $0.33 per diluted share, for its fiscal 2023 second quarter ended November 30, 2022. In the second quarter of fiscal 2022, the Company reported net sales of $1.2 billion and net earnings of $110.3 million, or $2.15 per diluted share. Results in both the current and prior year quarter were impacted by certain unique items, as summarized in the table below.

(U.S. dollars in millions, except per share amounts)

	2Q 2023		2Q 2022
	After-Tax	Per Share	After-Tax	Per Share
Net earnings	$16.2	$0.33	$110.3	$2.15
Incremental expense related to Level5 earnout	0.4	0.01	-	-
Restructuring gains	(1.8)	(0.04)	(1.5)	(0.03)
Separation costs	7.0	0.14	-	-
Adjusted net earnings	$21.8	$0.44	$108.8	$2.12

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share amounts)

	2Q 2023	2Q 2022	6M 2023	6M 2022
Net sales	$1,175.5	$1,232.9	$2,584.2	$2,343.7
Operating income (loss)	(7.0)	90.5	59.7	226.3
Equity income	36.9	60.2	68.6	113.1
Net earnings	16.2	110.3	80.3	242.8
Earnings per diluted share	$0.33	$2.15	$1.63	$4.71

“We faced significant headwinds in the quarter from the dramatic decline in steel prices, a slowing economy and customers reducing inventory levels. Our teams navigated those challenges admirably focusing on execution and continuing to enhance our value proposition for customers,” said Andy Rose, President and CEO.

Consolidated Quarterly Results

Net sales for the second quarter of fiscal 2023 were $1.2 billion, a decrease of $57.4 million, or 5%, from the comparable quarter in the prior year. The decrease was driven by lower average selling prices in Steel Processing, partially offset by the impact of acquisitions and higher average selling prices across the Consumer Products, Building Products, and Sustainable Energy Solutions businesses.

Gross margin decreased $78.8 million from the prior year quarter to $105.8 million due to lower contributions from Steel Processing, down $79.7 million, as declining steel prices resulted in an estimated $95.2 million unfavorable swing related to inventory holding losses in the current quarter compared to inventory holding gains in the prior year quarter.

The Company generated an operating loss of $7.0 million in the current quarter compared to operating income of $90.5 million in the prior year quarter. Results in the current quarter included $9.2 million of incremental pre-tax costs incurred in connection with the planned separation of the Company’s Steel Processing business. Excluding these incremental costs and the net restructuring gains in both the current and prior year quarter, operating income was down $90.0 million on the combined impact of lower gross margin and higher SG&A expense, which was up $11.7 million due to the impact of acquisitions, partially offset by lower profit sharing and bonus expense.

Interest expense was $7.6 million in the current quarter, up $0.3 million over the prior year quarter due to the impact of higher average debt levels associated with short-term borrowings.

Equity income from unconsolidated joint ventures decreased $23.4 million from the prior year quarter driven by lower contributions from ClarkDietrich, Serviacero and WAVE.

Income tax expense was $4.1 million in the current quarter compared to $31.2 million in the prior year quarter. The decrease was driven by lower pre-tax earnings. Tax expense in the current quarter reflects an estimated annual effective rate of 23.7% compared to 22.8% for the prior year.

Balance Sheet

At quarter-end, total debt of $698.6 million, was down $46.0 million from May 31, 2022, on lower short-term borrowings. The Company had $129.6 million of cash at quarter end, an increase of $95.1 million from May 31, 2022.

Quarterly Segment Results

Steel Processing’s net sales totaled $841.9 million, down $95.9 million, from the prior year quarter. The decrease was driven primarily by lower average selling prices and to a lesser extent lower volumes, partially offset by the impact of acquisitions. Adjusted EBIT was down $89.1 million from the prior year quarter to a loss of $17.2 million on lower contributions from both operating income and equity income. Excluding restructuring, operating income was down $84.4 million from the prior year quarter driven by an estimated $95.2 million unfavorable swing related to estimated inventory holding losses of $53.1 million in the current quarter compared to inventory holding gains of $42.1 million in the prior year quarter. Adjusted EBIT was also negatively impacted by lower equity income at Serviacero, down $6.9 million from the prior year quarter, as lower steel prices reduced spreads. The mix of direct versus toll tons processed was 54% to 46% in the current quarter, compared to 47% to 53% in the prior year quarter.

Consumer Products’ net sales totaled $153.8 million, up 9%, or $13.0 million, over the prior year quarter as higher average selling prices more than offset the impact of lower overall volume. Adjusted EBIT was down $4.1 million in the current quarter to $13.5 million, as the favorable impact of higher average selling prices was more than offset by lower volumes and higher input and production costs.

Building Products’ net sales totaled $141.7 million, up 17%, or $20.6 million, over the prior year quarter on higher average selling prices, partially offset by lower volumes. Adjusted EBIT decreased $13.5 million from the prior year quarter to $41.2 million, due to lower contributions of equity income from unconsolidated joint ventures which were down $14.8 million, partially offset by higher operating income from our wholly owned businesses which was up $1.4 million on the impact of higher average selling prices and a favorable product mix. Equity income from unconsolidated joint ventures for the current quarter totaled $35.1 million with lower contributions from both ClarkDietrich and WAVE which were down $11.4 million and $3.4 million, respectively.

Sustainable Energy Solutions’ net sales totaled $38.1 million, up 15%, or $5.0 million, from the prior year quarter due to higher average selling prices. Adjusted EBIT increased $0.3 million over the prior year quarter to $1.1 million on the favorable impact of higher average selling prices, partially offset by higher production costs.

Worthington 2024

On September 29, 2022, the Company announced that its Board of Directors approved a plan to pursue a separation of the Company’s Steel Processing business which it expects to complete by 2024. In the months ahead, this plan will be referred to as “Worthington 2024.” Worthington 2024 will result in two independent, publicly traded companies that are more specialized and fit-for-purpose, with enhanced prospects for growth and value creation. Worthington plans to effect the separation via a distribution of stock of the Steel Processing business, which is expected to be tax-free to shareholders for U.S. federal income tax purposes. A dedicated area of the Company’s website will have more information as it is available at www.WorthingtonIndustries.com/W24.

Recent Developments

  On October 31, 2022, the Company’s consolidated joint venture, WSP, sold its remaining manufacturing facility, located in Jackson, Michigan, for total consideration of approximately $21.5 million, resulting in a pre-tax gain of $3.9 million recorded within restructuring and other income, net.
  On December 20, 2022, Worthington’s Board of Directors declared a quarterly dividend of $0.31 per share payable on March 29, 2023, to shareholders of record at the close of business on March 15, 2023.

Outlook

“Despite a somewhat murky economic outlook, steel prices appear to have stabilized and we believe many of our customers have returned to seasonally normal inventory levels. End market demand remains solid across most markets, and we are optimistic about our start to 2023,” Rose said. “We continue to make progress on our previously announced business separation (Worthington 2024) and remain confident that the separation will enhance shareholder value by creating two distinct, market-leading companies with strong cash flows that are better positioned to pursue their respective growth strategies while delivering superior returns for shareholders.”

Conference Call

Worthington will review fiscal 2023 second quarter results during its quarterly conference call on December 21, 2022, at 8:30 a.m., Eastern Time. Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company pursuing its vision to be the transformative partner to its customers, a positive force for its communities and earn exceptional returns for its shareholders. For over six decades, the Company has been delivering innovative solutions to customers spanning industries such as automotive, energy, retail and construction. Worthington is North America’s premier value-added steel processor and producer of laser welded solutions and electrical steel laminations that provide lightweighting, safety critical and emission reducing components to the mobility market. Through on-board fueling systems and gas containment solutions, Worthington serves the growing global hydrogen ecosystem. The Company’s focus on innovation and manufacturing expertise extends to market-leading consumer products in tools, outdoor living and celebrations categories, sold under brand names, Coleman®, Bernzomatic®, Balloon Time®, Mag Torch®, Well-X-Trol®, General®, Garden-Weasel®, Pactool International®, Hawkeye™ and Level5® ; as well as market leading building products, including water systems, heating & cooling solutions, architectural and acoustical grid ceilings and metal framing and accessories.

Headquartered in Columbus, Ohio, Worthington operates 52 facilities in 15 states and nine countries, sells into over 90 countries and employs approximately 9,500 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and transform, Worthington is committed to providing better solutions for customers and bettering the communities where it operates by reducing waste, supporting community-based non-profits and developing the next generations of makers.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to the ever-changing effects of the novel coronavirus (“COVID-19”) pandemic and the various responses of governmental and nongovernmental authorities thereto (such as fiscal stimulus packages, quarantines, shut downs and other restrictions on travel and commercial, social or other activities) on economies (local, national and international) and markets, and on our customers, counterparties, employees and third-party service providers; future or expected cash positions, liquidity and ability to access financial markets and capital; outlook, strategy or business plans; the intended separation of the Company’s Steel Processing business (the “Separation”); the timing and method of the Separation; the anticipated benefits of the Separation; the expected financial and operational performance of, and future opportunities for, each of the two independent, publicly-traded companies following the Separation; the tax treatment of the Separation transaction; the leadership of each of the two independent, publicly-traded companies following the Separation; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from transformation and innovation efforts; the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings; and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Forward-looking statements may be characterized by terms such as “believe,” “expect,” “anticipate,” “may,” “could,” “should,” “would,” “intend,” “plan,” “will,” “likely,” “estimate,” “project,” “positioned,” “strategy,” “targets,” “aims,” “seek,” “foresee” and similar expressions. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, those that follow: obtaining final approval of the Separation by the Worthington Industries, Inc. Board of Directors; the uncertainty of obtaining regulatory approvals in connection with the Separation, including rulings from the Internal Revenue Service; the ability to satisfy the necessary closing conditions to complete the Separation on a timely basis, or at all; the Company’s ability to successfully separate the two independent companies and realize the anticipated benefits of the Separation; the risks, uncertainties and impacts related to the COVID-19 pandemic – the duration, extent and severity of which are impossible to predict, including the possibility of future resurgence in the spread of COVID-19 or variants thereof – and the availability, effectiveness and acceptance of vaccines, and other actual or potential public health emergencies and actions taken by governmental authorities or others in connection therewith; the effect of national, regional and global economic conditions generally and within major product markets, including significant economic disruptions from COVID-19, the actions taken in connection therewith and the implementation of related fiscal stimulus packages; the effect of conditions in national and worldwide financial markets, including inflation, increases in interest rates and economic recession, and with respect to the ability of financial institutions to provide capital; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; changing oil prices and/or supply; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; volatility or fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities, labor and other items required by operations (especially in light of the COVID-19 pandemic and Russia’s invasion of Ukraine); effects of sourcing and supply chain constraints; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries in which the Company participates as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, labor shortages (especially in light of the COVID-19 pandemic), interruption in utility services, civil unrest, international conflicts (especially in light of Russia’s invasion of Ukraine), terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability (especially in light of Russia’s invasion of Ukraine), foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the effect of inflation, interest rate increases and economic recession, which may negatively impact the Company’s operations and financial results; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; the level of imports and import prices in the Company’s markets; the impact of environmental laws and regulations or the actions of the United States Environmental Protection Agency or similar regulators which increase costs or limit the Company’s ability to use or sell certain products; the impact of increasing environmental, greenhouse gas emission and sustainability considerations or regulations; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Consolidated Appropriations Act, 2021, the American Rescue Act of 2021, and the Dodd-Frank Wall Street Reform and the Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws, especially in light of the COVID-19 pandemic, which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; the effects of tax laws in the United States and potential changes for such laws, which may increase the Company’s costs and negatively impact the Company’s operations and financial results; cyber security risks; the effects of privacy and information security laws and standards; and other risks described from time to time in the filings of Worthington Industries, Inc. with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of the Annual Report on Form 10-K of Worthington Industries, Inc. for the fiscal year ended May 31, 2022.

WORTHINGTON INDUSTRIES, INC. CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2022	2021	2022	2021
Net sales	$1,175,541	$1,232,861	$2,584,206	$2,343,679
Cost of goods sold	1,069,778	1,048,270	2,309,069	1,939,714
Gross margin	105,763	184,591	275,137	403,965
Selling, general and administrative expense	107,813	96,130	211,261	191,981
Impairment of long-lived assets	-	-	312	-
Restructuring and other income, net	(4,282)	(2,004)	(5,382)	(14,278)
Separation costs	9,246	-	9,246	-
Operating income (loss)	(7,014)	90,465	59,700	226,262
Other income (expense):
Miscellaneous income (expense), net	1,405	1,040	(3,681)	1,670
Interest expense	(7,612)	(7,312)	(16,210)	(15,030)
Equity in net income of unconsolidated affiliates	36,857	60,218	68,569	113,134
Earnings before income taxes	23,636	144,411	108,378	326,036
Income tax expense	4,131	31,226	23,629	71,376
Net earnings	19,505	113,185	84,749	254,660
Net earnings attributable to noncontrolling interests	3,287	2,884	4,449	11,868
Net earnings attributable to controlling interest	$16,218	$110,301	$80,300	$242,792

Basic
Weighted average common shares outstanding	48,558	50,381	48,518	50,618
Earnings per share attributable to controlling interest	$0.33	$2.19	$1.66	$4.80

Diluted
Weighted average common shares outstanding	49,330	51,214	49,293	51,532
Earnings per share attributable to controlling interest	$0.33	$2.15	$1.63	$4.71

Common shares outstanding at end of period	48,572	50,334	48,572	50,334

Cash dividends declared per share	$0.31	$0.28	$0.62	$0.56

CONSOLIDATED BALANCE SHEETS WORTHINGTON INDUSTRIES, INC. (In thousands)

	November 30,	May 31,
	2022	2022
Assets
Current assets:
Cash and cash equivalents	$129,596	$34,485
Receivables, less allowances of $2,679 and $1,292 at November 30, 2022 and May 31, 2022, respectively	694,668	857,493
Inventories:
Raw materials	304,692	323,609
Work in process	159,772	255,019
Finished products	190,160	180,512
Total inventories	654,624	759,140
Income taxes receivable	19,834	20,556
Assets held for sale	5,191	20,318
Prepaid expenses and other current assets	98,873	93,661
Total current assets	1,602,786	1,785,653
Investments in unconsolidated affiliates	240,859	327,381
Operating lease assets	103,488	98,769
Goodwill	412,971	401,469
Other intangible assets, net of accumulated amortization of $102,561 and $93,973 at November 30, 2022 and May 31, 2022, respectively	322,934	299,017
Other assets	25,439	34,394
Property, plant and equipment:
Land	49,644	51,483
Buildings and improvements	302,999	303,269
Machinery and equipment	1,223,841	1,196,806
Construction in progress	60,673	59,363
Total property, plant and equipment	1,637,157	1,610,921
Less: accumulated depreciation	954,974	914,581
Total property, plant and equipment, net	682,183	696,340
Total assets	$3,390,660	$3,643,023

Liabilities and equity
Current liabilities:
Accounts payable	$481,273	$668,438
Short-term borrowings	4,935	47,997
Accrued compensation, contributions to employee benefit plans and related taxes	86,998	117,530
Dividends payable	17,663	15,988
Other accrued items	58,046	70,125
Current operating lease liabilities	11,719	11,618
Income taxes payable	-	300
Current maturities of long-term debt	257	265
Total current liabilities	660,891	932,261
Other liabilities	115,688	115,991
Distributions in excess of investment in unconsolidated affiliate	91,643	81,149
Long-term debt	693,453	696,345
Noncurrent operating lease liabilities	93,513	88,183
Deferred income taxes, net	96,180	115,132
Total liabilities	1,751,368	2,029,061
Shareholders' equity - controlling interest	1,513,393	1,480,752
Noncontrolling interests	125,899	133,210
Total equity	1,639,292	1,613,962
Total liabilities and equity	$3,390,660	$3,643,023

WORTHINGTON INDUSTRIES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2022	2021	2022	2021
Operating activities:
Net earnings	$19,505	$113,185	$84,749	$254,660
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation and amortization	28,354	21,090	56,355	43,154
Impairment of long-lived assets	-	-	312	-
Provision for (benefit from) deferred income taxes	(3,617)	1,309	(14,673)	2,675
Bad debt expense	1,098	335	1,440	514
Equity in net income of unconsolidated affiliates, net of distributions	18,352	(31,274)	61,197	(64,492)
Net gain on sale of assets	(4,265)	(496)	(5,034)	(13,202)
Stock-based compensation	4,547	4,248	8,783	7,551
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	119,674	(89,817)	157,093	(121,685)
Inventories	72,293	(97,182)	113,460	(260,864)
Accounts payable	(100,535)	(47,594)	(202,116)	(926)
Accrued compensation and employee benefits	3,336	14,358	(30,532)	(31,819)
Income taxes payable	(7,629)	(22,922)	(300)	12,935
Other operating items, net	(18,172)	15,656	(16,755)	2,583
Net cash provided (used) by operating activities	132,941	(119,104)	213,979	(168,916)

Investing activities:
Investment in property, plant and equipment	(24,490)	(24,234)	(45,967)	(48,159)
Investment in non-marketable equity securities	(140)	-	(250)	-
Acquisitions, net of cash acquired	-	(3,000)	(56,088)	(107,750)
Proceeds from the sale of investment in ArtiFlex	-	-	36,095	-
Proceeds from sale of assets, net of selling costs	23,739	5,136	35,494	31,821
Net cash used by investing activities	(891)	(22,098)	(30,716)	(124,088)

Financing activities:
Net repayments of short-term borrowings	(10,619)	-	(43,062)	-
Principal payments on long-term obligations	(13)	(10)	(150)	(402)
Proceeds from issuance of common shares, net of tax withholdings	(649)	(2,694)	(4,115)	(6,785)
Payments to noncontrolling interests	(11,760)	(2,879)	(11,760)	(12,076)
Repurchase of common shares	-	(12,702)	-	(73,587)
Dividends paid	(15,181)	(14,565)	(29,065)	(29,263)
Net cash used by financing activities	(38,222)	(32,850)	(88,152)	(122,113)
Increase (decrease) in cash and cash equivalents	93,828	(174,052)	95,111	(415,117)
Cash and cash equivalents at beginning of period	35,768	399,246	34,485	640,311
Cash and cash equivalents at end of period	$129,596	$225,194	$129,596	$225,194

WORTHINGTON INDUSTRIES, INC.
NON-GAAP FINANCIAL MEASURES / SUPPLEMENTAL DATA
(In thousands, except volume and per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). The Company also presents certain non-GAAP financial measures including adjusted operating income (loss), adjusted net earnings attributable to controlling interest and adjusted net earnings per diluted share attributable to controlling interest, and for purposes of evaluating segment performance, adjusted earnings (loss) before interest and taxes attributable to controlling interest (“adjusted EBIT”) and adjusted earnings (loss) before interest, taxes, depreciation and amortization attributable to controlling interest (“adjusted EBITDA”). These non-GAAP financial measures typically exclude impairment and restructuring charges (gains), but may also exclude other items that management believes are not reflective of, and thus should not be included when evaluating the performance of the Company’s ongoing operations. Management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning, and determine incentive compensation and believes these non-GAAP financial measures provide useful information to investors because they provide additional perspective and, in some circumstances are more closely correlated to, the performance of the Company’s ongoing operations. Additionally, management believes these non-GAAP financial measures provide useful information to investors because they allow for meaningful comparisons and analysis of trends in the Company’s businesses and enables investors to evaluate operations and future prospects in the same manner as management.

The following provides a reconciliation to adjusted operating income, adjusted net earnings attributable to controlling interest and adjusted earnings per diluted share attributable to controlling interest from the most comparable GAAP measures for the three months ended November 30, 2022 and 2021.

	Three Months Ended November 30, 2022
	Operating Loss	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest(1)	Earnings per Diluted Share
GAAP	$(7,014)	$23,636	$4,131	$16,218	$0.33
Incremental expense related to Level5 earnout	525	525	(127)	398	0.01
Restructuring and other income, net	(4,282)	(4,282)	582	(1,850)	(0.04)
Separation costs	9,246	9,246	(2,228)	7,018	0.14
Non-GAAP	$(1,525)	$29,125	$5,904	$21,784	$0.44

	Three Months Ended November 30, 2021
	Operating Income	Earnings Before Income Taxes	Income Tax Expense	Net Earnings Attributable to Controlling Interest(1)	Earnings per Diluted Share
GAAP	$90,465	$144,411	$31,226	$110,301	$2.15
Restructuring and other income, net	(2,004)	(2,004)	410	(1,513)	(0.03)
Non-GAAP	$88,461	$142,407	$30,816	$108,788	$2.12

Change	$(89,986)	$(113,282)	$(24,912)	$(87,004)	$(1.68)

(1) Excludes the impact of the noncontrolling interest.

The following provides a reconciliation to adjusted operating income, adjusted net earnings attributable to controlling interest and adjusted earnings per diluted share attributable to controlling interest from the most comparable GAAP measures for the six months ended November 30, 2022 and 2021.

	Six Months Ended November 30, 2022
	Operating Income	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest(1)	Earnings per Diluted Share
GAAP	$59,700	$108,378	$23,629	$80,300	$1.63
Incremental expense related to Level5 earnout	1,050	1,050	(253)	797	0.02
Impairment of long-lived assets	312	312	(47)	149	-
Restructuring and other income, net	(5,382)	(5,382)	851	(2,681)	(0.05)
Separation costs	9,246	9,246	(2,228)	7,018	0.14
Pension settlement charge	-	4,774	(1,150)	3,624	0.07
Loss on sale of investment in ArtiFlex	-	15,759	(3,798)	11,961	0.24
Non-GAAP	$64,926	$134,137	$30,254	$101,168	$2.05

	Six Months Ended November 30, 2021
	Operating Income	Earnings Before Income Taxes	Income Tax Expense	Net Earnings Attributable to Controlling Interest(1)	Earnings per Diluted Share
GAAP	$226,262	$326,036	$71,376	$242,792	$4.71
Restructuring and other income, net	(14,278)	(14,278)	1,890	(6,361)	(0.12)
Non-GAAP	$211,984	$311,758	$69,486	$236,431	$4.59

Change	$(147,058)	$(177,621)	$(39,232)	$(135,263)	$(2.54)

(1) Excludes the impact of the noncontrolling interest.

To further assist in the analysis of segment results for the periods presented, the following volume and sales information for the three and six months ended November 30, 2022 and 2022 has been provided along with a reconciliation of adjusted EBIT and adjusted EBITDA to the most comparable GAAP measure, which is operating income for purposes of measuring segment profit:

	Three Months Ended November 30, 2022
	Steel Processing	Consumer Products	Building Products	Sustainable Energy Solutions	Other	Consolidated
Volume (tons/units)	925,434	16,583,326	2,367,770	155,687	n/a	n/a
Sales	$841,947	$153,795	$141,671	$38,128	n/a	$1,175,541

Operating income (loss)	$(14,286)	$12,995	$6,041	$1,001	$(12,765)	$(7,014)
Incremental expenses related to Level5 earnout	-	525	-	-	-	525
Restructuring and other income, net	(4,282)	-	-	-	-	(4,282)
Separation costs(2)	-	-	-	-	9,246	9,246
Adjusted operating income (loss)	(18,568)	13,520	6,041	1,001	(3,519)	(1,525)
Miscellaneous income (expense), net	850	(47)	76	142	384	1,405
Equity in net income of unconsolidated affiliates	1,906	-	35,107	-	(156)	36,857
Less: Net earnings attributable to noncontrolling interests(1)	1,437	-	-	-	-	1,437
Adjusted EBIT	(17,249)	13,473	41,224	1,143	(3,291)	35,300
Depreciation and amortization	16,984	3,845	4,375	1,500	1,650	28,354
Adjusted EBITDA	$(265)	$17,318	$45,599	$2,643	$(1,641)	$63,654

(1) Excludes the noncontrolling interest portion of the restructuring gains within Steel Processing of $1,850.
(2) Separation costs reflect direct and incremental costs incurred in connection with the anticipated tax-free spin-off of the Company's Steel Processing business, including audit, advisory, and legal costs.

	Three Months Ended November 30, 2021
	Steel Processing	Consumer Products	Building Products	Sustainable Energy Solutions	Other	Consolidated
Volume (tons/units)	1,067,589	18,698,589	2,565,025	155,001	n/a	n/a
Sales	$937,842	$140,793	$121,125	$33,101	n/a	$1,232,861

Operating income	$66,070	$17,425	$4,606	$714	$1,650	$90,465
Restructuring and other income, net	(182)	-	-	-	(1,822)	(2,004)
Adjusted operating income (loss)	65,888	17,425	4,606	714	(172)	88,461
Miscellaneous income, net	17	159	218	82	564	1,040
Equity in net income of unconsolidated affiliates	8,823	-	49,894	-	1,501	60,218
Less: Net earnings attributable to noncontrolling interests(3)	2,803	-	-	-	-	2,803
Adjusted EBIT	71,925	17,584	54,718	796	1,893	146,916
Depreciation and amortization	10,216	3,271	4,058	1,691	1,854	21,090
Adjusted EBITDA	$82,141	$20,855	$58,776	$2,487	$3,747	$168,006

(3) Excludes the noncontrolling interest portion of the restructuring gains within Steel Processing of $81.

	Six Months Ended November 30, 2022
	Steel Processing	Consumer Products	Building Products	Sustainable Energy Solutions	Other	Consolidated
Volume (tons/units)	1,900,083	38,966,668	5,289,933	288,820	n/a	n/a
Sales	$1,880,827	$342,497	$291,994	$68,888	n/a	$2,584,206

Operating income (loss)	$19,560	$33,438	$14,687	$(306)	$(7,679)	$59,700
Incremental expenses related to Level5 earnout	-	1,050	-	-	-	1,050
Impairment of long-lived assets	312	-	-	-	-	312
Restructuring and other income, net	(4,205)	-	-	-	(1,177)	(5,382)
Separation costs	-	-	-	-	9,246	9,246
Adjusted operating income (loss)	15,667	34,488	14,687	(306)	390	64,926
Miscellaneous income (expense), net(4)	1,035	(82)	299	56	(215)	1,093
Equity in net income of unconsolidated affiliates(5)	3,676	-	78,973	-	1,679	84,328
Less: Net earnings attributable to noncontrolling interests(6)	2,715	-	-	-	-	2,715
Adjusted EBIT	17,663	34,406	93,959	(250)	1,854	147,632
Depreciation and amortization	33,829	7,547	8,632	2,970	3,377	56,355
Adjusted EBITDA	$51,492	$41,953	$102,591	$2,720	$5,231	$203,987

(4) Excludes within Other a non-cash settlement charge of $4,774 to accelerate a portion of deferred pension cost resulting from a pension lift-out transaction to transfer a portion of the total projected benefit obligation of The Gerstenslager Company Bargaining Unit Employees' Pension Plan to a third-party insurance company.
(5) Excludes within Other a loss of $15,759 within Other related to the sale of the Company's 50% noncontrolling equity investment in ArtiFlex Manufacturing, LLC effective August 3, 2022.
(6) Excludes the noncontrolling interest portion of impairment of long-lived assets and restructuring of $1,734 within Steel Processing.

	Six Months Ended November 30, 2021
	Steel Processing	Consumer Products	Building Products	Sustainable Energy Solutions	Other	Consolidated
Volume (tons/units)	2,129,877	40,086,729	5,450,736	285,677	n/a	n/a
Sales	$1,760,652	$288,576	$235,868	$58,583	n/a	$2,343,679

Operating income (loss)	$179,552	$37,931	$10,440	$(1,639)	$(22)	$226,262
Restructuring and other income, net	(12,313)	-	-	(143)	(1,822)	(14,278)
Adjusted operating income (loss)	167,239	37,931	10,440	(1,782)	(1,844)	211,984
Miscellaneous income, net	47	209	144	22	1,248	1,670
Equity in net income of unconsolidated affiliates	18,172	-	92,887	-	2,075	113,134
Less: Net earnings attributable to noncontrolling interests(7)	5,841	-	-	-	-	5,841
Adjusted EBIT	179,617	38,140	103,471	(1,760)	1,479	320,947
Depreciation and amortization	21,765	$6,564	$7,827	$3,263	$3,735	$43,154
Adjusted EBITDA	$201,382	$44,704	$111,298	$1,503	$5,214	$364,101

(7) Excludes the noncontrolling interest portion of restructuring gains within Steel Processing of $6,027.

The following tables outlines our equity income (loss) by unconsolidated affiliate for the periods presented:

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2022	2021	2022	2021
WAVE	$18,982	$22,415	$42,775	$48,086
ClarkDietrich	16,125	27,479	36,198	44,801
Serviacero Worthington	1,906	8,823	3,676	18,172
ArtiFlex(1)	-	1,815	(13,400)	3,023
Workhorse	(156)	(314)	(680)	(948)
Total equity income	$36,857	$60,218	$68,569	$113,134

(1) On August 3, 2022, the Company sold its 50% interest in ArtiFlex.